Exhibit 99.1
Dear Colleague:
As you may be aware, two New York-based investment groups — Barington Companies Equity Partners and Ramius Capital Group, which represent the holders of approximately [9.2] percent and approximately [7.4] percent of A. Schulman’s outstanding shares, respectively — have nominated competing slates of directors to stand for election at our annual meeting on January 10, 2008. Ramius also has proposed that the Board pursue a sale of the Company.
Our Board takes seriously the concerns of these and all shareholders. It is unfortunate; however, that Barington and Ramius are not interested in productive discussions with the Board and have instead decided to pursue their own slates and agendas. We are committed to doing what is right for the future of this Company, including our employees, and we intend to vigorously oppose these proposals.
We continue to make great strides in transforming our business, and we believe we have the right strategy in place to grow our business and maximize shareholder value. Our main objectives are to return North America to profitability, grow Europe profitably and maximize the successful launch of our key new product, Invision®. With innovations like Invision® and the successful streamlining of our North American business, we have a solid foundation for long-term, profitable growth.
A. Schulman has benefited from the broad perspective of our diverse, experienced, qualified and independent Board of Directors, which regularly evaluates the Company’s financial performance and strategies for maximizing shareholder value. We also have retained a leading investment bank for the past several years to advise the Company and the Board. Based on our ongoing strategic review and the success of our business-enhancing initiatives, we have determined that this is not an appropriate time to pursue a sale of the Company.
We recognize that the news being generated by these shareholders may be distracting, but we ask that you remain focused on our top priority of delivering quality products for our customers and strong results for our shareholders. We will provide you with further information as the situation develops. If you have any additional questions, please feel free to speak to your supervisor.
Thank you for your continued hard work, loyalty and support as we continue to execute our long-term strategic plan. We are confident in our future and look forward to sharing it with you.
Sincerely,
/s/ Terry L. Haines
Terry L. Haines
Chairman of the Board, President and Chief Executive Officer